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                                                                    Exhibit 10.6
                                                                    ------------

                                LETTER AGREEMENT

September 24, 1999

Ms. Carol Sharpe
6 Eno Lane
Westport, CT 06880

Dear Carol:

          Pursuant to our discussions and our letter dated March 23, 1999 regarding your employment with J. Crew Operating Corp. (the "Company"), we
                                                             -------
thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement ("Agreement") for both parties to sign.
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1.  Employment.

     (a) The Company hereby agrees to employ you as Senior Vice President - Merchandising and you hereby agree to serve the Company in such capacity during the "Employment Period" (as defined below). As Senior Vice President -
     -----------------
Merchandising, you will have merchandising responsibility for both men's and women's lines in retail. In the event that the Company decides, in its sole discretion, to reorganize around gender, you will have merchandising responsibility in all channels for either men's or women's lines, as determined by the Company. You will report either to the Chief Executive Officer of the Company or to a person immediately reporting to the Chief Executive Officer (a

"span breaker"), as determined by the Company, provided that you shall have the
-------------
right to veto any individual candidate proposed by the Company to serve as a span breaker between the Chief Executive Officer and you by notifying the Company of your objection within five (5) days after the date you are notified of the candidate.

     (b) During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities as provided hereunder on an exclusive basis and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.  Employment Period.

     (a) The "Employment Period" shall commence as of April 30, 1999 (the
              -----------------
"Effective Date") and shall terminate ("Date of Termination") upon the earliest
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to occur of (i) the fifth anniversary of the Effective Date, (ii) your death or
Disability (as defined below), (iii) voluntary
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termination of employment by you, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause.

     (b) Upon termination of the Employment Period for any reason, you shall be entitled to any earned but unpaid Base Salary (as defined in Section 3(a) below) as of the Date of Termination. If the Company terminates the Employment Period without Cause, you will be entitled to continuation of your Base Salary as in effect immediately prior to such termination for a period of twelve (12) months after the date of such termination (the "Salary Continuation Payments"),
                                         ----------------------------
provided that the Salary Continuation Payments are subject to and conditioned upon your execution of a valid general release and waiver (reasonably acceptable to the Company), waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the Restrictive Covenants provided in Section 4 hereof. The Company shall have no additional obligations under this Agreement.

     (c) For purposes of this Agreement, the term "Cause" shall mean (i) the
                                                   -----
commission of a felony, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company,
(iii) a material breach of this Agreement, including without limitation your failure to perform your duties and responsibilities hereunder, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, and (v) the disclosure by you of any Confidential Information (as defined in Section 4(b) hereof) to persons not authorized to know same. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause, your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause. In addition, for purposes of this Agreement, the term

"Disability" shall mean your incapacity due to physical or mental illness or
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injury, which results in you being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

3.  Compensation and Benefits.

     (a) During the Employment Period, your annual base salary shall be $400,000 ("Base Salary") and shall be paid pursuant to regular Company payroll practices
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for the senior executives of the Company.  The Base Salary will be reviewed annually by the Company.

     (b) In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus

("Annual Bonus") at the following percentages of your Base Salary if the Company
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achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company's bonus plan):
Threshold - 25%, Target - 60% and Stretch - 120% of Base Salary. Any Annual Bonus (including the Guaranteed Bonus described below) will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of payment (as described below). Notwithstanding the foregoing, with respect to the fiscal year beginning January 31, 1999, your Annual Bonus will be at least $240,000 (the "Guaranteed Bonus") regardless of whether the performance
                        ----------------
objectives for such fiscal year are achieved. The Annual Bonus will be paid no later than May 1 following the fiscal year for which it relates.

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

     (c) The Company has paid you $180,000 (the "First-Half Special Bonus") as
                                                 ------------------------
consideration for entering into this Agreement. In addition, on or before August 31, 1999, the Company will pay you an additional $180,000 (the "Second-
                                                                        ------
Half Special Bonus" and, together with the First-Half Special Bonus, the
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"Special Bonus"), provided that you are actively employed with the Company and
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not in breach of this Agreement on such date.  You will be required to immediately pay back a "pro-rata portion" as determined below of the Special Bonus in the event you voluntarily terminate your employment hereunder prior to August 31, 2000, and to the extent that you fail to pay back any portion of the Special Bonus as provided herein, the Company shall have the right to offset any other payments provided hereunder or otherwise owed to you in respect of such amount. The "pro-rata portion" shall equal the product of (I) the sum of the First-Half Special Bonus and the Second-Half Special Bonus (if paid), and (ii) a fraction, the numerator of which is the number of full months from and including the month in which the employment hereunder terminates through August 31, 2000, and the denominator of which is sixteen.

     (d) As soon as practicable after the Effective Date and subject to approval of the Compensation Committee of the Board of Directors of J. Crew Group, Inc., the Company will cause J. Crew Group, Inc. to grant you an option (the "Option")
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to purchase twelve thousand (12,000) shares of common stock of J. Crew Group,
Inc. (the "Common Stock") at an exercise price equal to $6.82 per share.  Except
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as otherwise provided herein, the Option shall be governed by the terms and subject to the conditions of the 1997 J. Crew Group, Inc. Stock Option Plan (the "Option Plan"), including the requirements regarding the execution of a Stock
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Option Grant Agreement and a Stockholders' Agreement.  Twenty percent (20%) of the Option will become vested and exercisable on each of April 30, 2000 through 2004, provided you are actively employed with the Company on such date. Subject to the provisions of the Option Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date your employment with the Company is terminated for any reason, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earlier of: (i) 90 days after your termination of employment with the Company other than for Cause, death or Disability; (ii) one year after termination of your employment with the Company by reason of death or Disability; (iii) the commencement of business on the date your employment with the Company is, or is deemed to have been, terminated for Cause; or (iv) the tenth anniversary of the Effective Date.

     (e) In addition to the Option granted hereunder, you currently hold options to purchase 25,000 shares of Common Stock, which were issued at an exercise price of $6.82 per share. If you are employed by the Company on April 30, 2003 and not in breach of this Agreement, the Company will pay you an amount in cash equal to the Cash Payment, if any, determined in the manner described in Exhibit A hereto, not later than May 30, 2003. In general, the calculation described in Exhibit A is intended to reflect our agreement that, as of April 30, 2003, the spread, with respect to options to purchase 34,600 shares of Common Stock, between the value of such shares and the exercise price of the options should be at least $32.50 per share, subject to adjustment to take into account sales or other dispositions of the shares by you prior to April 30, 2003. Any such Cash Payment shall be in full satisfaction of the foregoing agreement.

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

     (f) Given that the Cash Payment relates to the 34,600 shares of Common Stock (the "Option Shares") that you may acquire pursuant to the options
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described in Subparagraphs (d) and (e) above, if you actually acquired the
Option Shares and then the Company exercised its call rights (the "Call") under
                                                                   ----
the Stockholders' Agreement (as provided under the Option Plan) with respect to the Option Shares, it is possible that the Company would be required to pay twice for a portion of such Option Shares. Accordingly, if a Cash Payment is made and the Fair Market Value per share of Common Stock on the date the Call is exercised is equal to or greater than the Fair Market Value per share as of April 30, 2003, notwithstanding anything herein or in Section 3 of such Stockholders' Agreement to the contrary, you hereby agree that the amount the Company shall pay per Option Share pursuant to the Call (the "Call Price") shall
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equal the amount determined in accordance with Exhibit B hereto.

     (g) During the Employment Period, you will be entitled to participate generally in the Company's benefit plans, except where specifically provided herein and except for any severance or other termination of employment plans. Currently, the Company's benefit package includes 3 weeks vacation, 3 personal days, holidays, life insurance, medical insurance, long term disability, 401(k) tax deferred savings plan, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time in its sole discretion.

     (h) The Company will reimburse you for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to the senior executives of the Company.

4.  Restrictive Covenants.

     (a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve (12) months after the date on which the Employment Period is terminated for any reason, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations or any other area in which the Company or any of its subsidiaries conducts business or in which the Company or any of its subsidiaries' customers are located as of the Date of Termination, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company and (ii) solicit, hire, or seek to influence the employment decisions of, any employee of the Company on behalf of any person or entity other than the Company. The term "Competitive Business"
                                                        --------------------
means the retail, mail order and internet apparel and accessories business and any other business the Employer or its affiliates are engaged in on the Date of Termination.

     (b) You agree that, during the Employment Period and thereafter, you will hold in strict confidence any proprietary or Confidential Information related to the Company or its

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

affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company and its affiliates in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, planning, inventory and financial control, store design and staffing.

     (c) You also agree that breach of the confidentiality, non-competition or employee non-solicitation provisions provided in paragraphs (a) or (b) of this
Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the Restrictive Covenants provided in this Section 4, the Company will be entitled to an injunction restraining you from violating such restrictive covenant without the posting of any bond. If the Company shall institute any action or proceeding to enforce any such restrictive covenant, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the Restrictive Covenants provided in this
Section 4.

     (d) You agree that during the Employment Period and thereafter you shall not disclose any information regarding the existence or substance of this Agreement to any third party (including employees of the Company) without the prior written consent of the Chairman of the Company except as may be required by law, during any legal proceeding brought by you relating to this Agreement or with your professional advisers for purposes of discussing the subject matter hereof and, with respect to such professional advisers, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof. Further, you agree not to directly or indirectly disparage or defame the Company, its affiliates or any of their directors, officers or employees.

5.  Miscellaneous.

     (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

   If to the Company:

     J. Crew Operating Corp.
     770 Broadway
     Twelfth Floor

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     New York, NY 10003
     Attention:  General Counsel

   If to you:

     Ms. Carol Sharpe
     6 Eno Lane
     Westport, CT 06880

or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

     (b) This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment, including without limitation the March 23, 1999 letter agreement/term sheet.

     (c) This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

     (d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

     (e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

     (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and

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

enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company's forbearance or failure to take action.

     (g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

     (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

     (j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of NEW YORK. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non
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conveniens, and consents to service of process by U.S. certified or registered
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mail in any action or proceeding with respect to this Agreement.

          If the terms of this letter Agreement meet with your approval, please sign and return one copy to me.

                                 Sincerely,



                                 _____________________
                                 Emily Woods

                                 Chairman

Agreed to and Accepted:



_____________________________
Carol Sharpe

Date: ________________

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EXHIBIT A
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                     GUARANTEED OPTION CASH PAYMENT FORMULA
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                              The Cash Payment, if any, provided in Section 3(e)
hereof, shall be calculated as follows:

                          CP = (X - SA)  -  (FMV x N)


Where:

CP = the Cash Payment, if any, provided under Section 3(e) hereof;

X = $1,360,472;

SA = the greater of (i) any proceeds received upon the actual or constructive sale or other disposition of any shares of Common Stock of the Company ("Sales
                                                                         -----
Transactions") and (ii) $39.32 multiplied by the number of shares sold or
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disposed of in the Sales Transaction;

FMV = the greater of (i) $6.82 and (ii) the Fair Market Value per share of Common Stock as of April 30, 2003, as determined pursuant to the Option Plan;

N = 34,600 less the number of shares of Common Stock sold in all Sales Transactions.

In the event of an adjustment in the Options pursuant to Section 4.13 of the Option Plan, the foregoing amounts shall be equitably adjusted in a similar manner in order to avoid the dilution or enlargement of rights or payments hereunder.

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EXHIBIT B
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                               Call Price Formula
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          If the Fair Market Value per share of Common Stock (as determined under the Option Plan) on the date the Call is exercised is equal to or greater than the Fair Market Value per share on April 30, 2003, then the Call Price per share in respect of the Option Shares shall equal:

                      (the greater of Y or FMV1) - (CP/N)

where,

FMV1 = Fair Market Value per share on April 30, 2003;

Y = $39.32;

CP = The Cash Payment as determined under Exhibit A of this Letter Agreement;
and

N  = The number of shares as determined under Exhibit A of this Letter
Agreement.

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